Exhibit 99.1
AIG Commercial Equipment Finance, Inc.
5700 Granite Parkway, Suite 850
Plano, Texas 75024
972.987.3708
972.987.3700 facsimile
Kirk S. Phillips
Senior Vice President
November 30, 2007
Superior Offshore International, Inc.
ATTN: Tom Daman
717 Texas Avenue, Suite 3150
Houston, Texas 77002.

Re:	USD 80,000,000 Senior Secured Credit Facility—Commitment Letter
Dear Tom:
AIG Commercial Equipment Finance, Inc. (“AIGCEF”) is pleased to issue this commitment letter (this “Commitment Letter”) as evidence of its intent to provide Superior Offshore International, Inc. (“SOI”) with financial accommodations in accordance with the terms and conditions set forth below. The financial accommodations described in this Commitment Letter are referred to hereinafter as the “Loan Transaction.”
AIGCEF is pleased to confirm that it is willing to fully underwrite the Loan Transaction on the terms and conditions set forth herein, subject to the following conditions:
(i)	there not occurring during the period from September 30, 2007 to the closing date of the Loan Transaction (the “Closing Date”), any condition or circumstance not previously known to AIGCEF which it shall reasonably determine has had, or could reasonably be expected to have, a material adverse effect (a) on the rights or remedies of AIGCEF, (b) on the ability of SOI to perform its obligations with respect to the Loan Transaction, or (c) on the property; assets, nature of assets, operations, liabilities, condition (financial or otherwise), or prospects of SOI or its affiliates;

(ii)	there not having occurred, between the date hereof and the Closing Date, any material adverse change in the markets in which SOI and its affiliates operate;

(iii)	AIGCEF not becoming aware; between the date hereof and the Closing Date, of any information not previously known to it which it reasonably believes is materially negative information with respect to the Loan Transaction or the condition (financial or otherwise), property, business, operations, assets, nature of assets, liabilities or prospects of SOI or its affiliates, or which is inconsistent in a material and adverse manner with any such information or other matter disclosed to AIGCEF prior to the date hereof;

(iv)	satisfaction of the other conditions set forth or referred to in this Commitment Letter.
SOI further agrees that the obligation of AIGCEF to consummate the Loan Transaction is contingent upon definitive credit documents, in form and substance satisfactory to AIGCEF, being executed, and the conditions precedent thereunder being performed or waived to the satisfaction of AIGCEF.

November 30, 2007

Following is a summary of several of the more important elements of the Loan Transaction. Not every provision that imposes duties, obligations, burdens or limitations on SOI or its affiliates is set forth below, but shall be contained in the final Loan Transaction documentation which shall be satisfactory to AIGCEF and its counsel in the sole discretion of AIGCEF.
Summary of Terms and Conditions

Borrower:	Superior Offshore International, Inc. (the “Borrower”)

Guarantors:	Each subsidiary of the Borrower (collectively, the “Guarantors”)

Lender:	AIG Commercial Equipment Finance, Inc., its successors and assigns

Facility Amount:	Eighty Million US Dollars ($80,000,000)

Facility Structure:	Senior Secured Credit Facility (the “Facility”) comprised of a Construction Loan and a Term Loan

Use of Proceeds:	Proceeds of the Facility will be used by Borrower (i) to refinance existing debt (approximately $55,000,000) and (ii) to provide construction period and permanent financing for the vessel Superior Achiever, which is currently under construction at the Merwede Shipyard in the Netherlands with delivery expected in June: 2008 (approximately $25,000,000).

Availability:	The Facility will be available to refinance existing debt on the Closing Date and to fund milestone payments with respect to construction of the Superior Achiever in accordance with the drawdown provisions applicable to the Construction Loan.

Advances on the Term Loan:	An advance shall be made with respect to the Term Loan on the Closing Date and on the date the Construction Loan is converted to, and becomes part of, the Term Loan.

Advances on Construction Loan:	Prior to making any advance with respect to the Construction Loan, Lender requires a status appraisal on the Superior Achiever which will include, at Lender’s option, an on-site inspection by Lender and/or an approved third party appraiser, Lender’s or its representative’s discussions with Shipyard engineers and project managers, and review of contracts, verification of payments made, verification of payments remaining, identification of potential cost or time overruns analysis, and any other information Lender determines to be relevant.

Term and Maturity:	The Term Loan shall have a term of sixty (60) months commencing on the date the Construction Loan is converted to, and becomes part of, the Term Loan (the “Term Commencement Date”). The Construction Loan shall convert to, and become a part of, the Term Loan on the earlier of delivery of the vessel Superior Achiever or the date that is

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eight (8) months from the Closing Date.

Repayment:	The Construction Loan shall be due and payable in full on the Term Commencement Date.

The Term Loan shall be repaid in twenty (20) equal consecutive quarterly installments each in the amount of Four Million US Dollars (US$4,000,000), the first such installment being due on the first day of the fiscal quarter after the Term Commencement Date, and the remaining installments being due on the first day of each fiscal quarter thereafter. The final payment shall be in an amount equal to the entire outstanding balance due under the loan documents.

Interest:	Prior to the Term Commencement Date, interest shall be calculated on the unpaid principal amount of the Facility outstanding at a rate per annum equal to 30-day LIBOR plus 4.00%, computed on the basis of a 360-day year for the actual number of days elapsed. The LIBOR shall be adjusted downward or upward (if necessary) on the first business day of each month commencing on,, the first day of the month following the closing date. “30-Day LIBOR” means the one-month London Interbank Offered Rate which appears in the Money Rates section of The Wall Street Journal two business days prior to the commencement of each such interest period (currently the rate is 5.23%). Prior to the Term Commencement Date, interest shall be payable in arrears every thirty (30) days and on the Term Commencement Date.

From and after the Term Commencement Date (anticipated on August 30, 2008), interest will be calculated on the unpaid principal amount of the Facility outstanding at a fixed rate per annum equal to five (5) year Swap Rate plus a margin of 375 basis points. From and after the Term Commencement Date, interest shall be payable quarterly in arrears on each date on which an installment of principal is payable. “Swap Rate” means a per annum rate equal to the 5-year Interest Rate Swap in effect for the date three Business Days prior to Term Commencement Date, as such rate is published in Federal Reserve Statistical Release 11.15 (currently the rate is 4.24%).

Prepayment Fee:	No prepayment of any amount advanced under the Facility is allowed during the construction period and during the first twelve months after the Term Commencement Date (the “Lock-Out Period)). If Borrower prepays the Term Loan after the expiration of the Lock-Out Period, Borrower shall be required to pay a fee, as liquidated damages and not as a penalty, in the amount determined as follows:

• 5% during Year 2 of the term

• 4% during Year 3 of the term

• 3% during Year 4 of the term

November 30, 2007

• 2% during Year 5 of the term

Mandatory Prepayment:	The proceeds of any sale of Collateral (excluding accounts receivable) with a value of US$500,000 or more, or the insurance proceeds of any total loss of such Collateral, shall be applied as a prepayment on the Term Loan. In each case, the prepayment fee referred to above shall apply. If the Superior Achiever is not completed and delivered to Borrower or an affiliate of Borrower on or prior to August 30, 2008, Lender may demand repayment of the Term Loan in an amount equal to the amount of the Construction Loan converted to, and which became part of, the Term Loan on the Term Commencement Date. In that case, . the prepayment fee referred to above for Year 2 of the term shall apply.

Collateral:	The security for the Facility shall include, inter alia:

• First preferred cross-collateralized mortgages on all vessels owned by Borrower or any subsidiary of Borrower;

• Perfected first priority assignment of vessel insurances;

• Guarantee of the Facility from the Guarantors;

• Perfected first priority assignment of the shipbuilding agreement for the vessel Superior Achiever, the saturation system, cranes, and ROVs, consented to by the shipyard;

•     Upon transfer of title to the Superior Achiever to Borrower or an affiliate of Borrower, a first preferred mortgage on the vessel and/or a perfected first priority security interest in the vessel to the extent permitted by applicable law;

•     Perfected first priority security interest in all assets (with the exception of accounts receivable) of Borrower and its subsidiaries, together with all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements and replacements thereof or thereto, and any and all proceeds (including insurance proceeds) thereof.

• Perfected second priority security interest in the accounts receivable of Borrower and its subsidiaries.

Financial Covenants:	To be included in the Loan Transaction documents and applied commencing on the Closing Date to Borrower and Guarantors on a consolidated basis:

• Fixed Charge Coverage Ratio: Not less than 1.2 to 1.0.

• Consolidated Leverage Ratio: The ratio of Consolidated Total Debt to Consolidated EBITDA on a rolling four quarter basis shall not exceed 2.75 to 1, except for the

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quarter ending March 31, 2008, for which it shall not exceed 3.0 to 1.0.

• Consolidation Interest Coverage Ratio: The ratio of Consolidated EBITDA to Consolidated Interest Expense shall not be less than 5.0 to 1.0.

• Combined cash and bank line availability in an amount not less than Ten Million US Dollars (US$10,000,000) on each funding date and on March 31, 2008 and June 30, 2008.

Conditions Precedent:	Lender’s obligation to make an advance on the Closing Date and at any time thereafter will be subject to the following conditions precedent and such other conditions precedent as are usual and customary for a facility of this size and nature:

• Documentation of the Facility in form and substance, and containing such terms and conditions, as are deemed necessary and satisfactory to Lender and its counsel, in Lender’s sole discretion.

•     Satisfactory proof that Borrower or Guarantor (as appropriate) has full legal title to the Superior Endeavor, Gulf Diver III, Gulf Diver IV, Gulf Diver V, Gulf Diver VI and all saturation systems and ROVs owned by Borrower or such Guarantor, as the case may be, free and clear of all liens and encumbrances.

•     Lender’s satisfactory review and acceptance of surveys and appraisals on all existing assets completed by a marine appraiser approved by Lender. Lender will require one or more onsite physical inspections of the Superior Achiever during the construction period.

•     Borrower shall furnish confirmation of insurance to Lender, in amounts and with insurers acceptable to Lender, covering the Collateral, including, as appropriate, primary, physical damage, property damage, bodily injury coverage and applicable liability coverage with appropriate lender loss payee endorsements (as applicable), and naming Lender as an additional insure& All insurance policies shall contain, among other terms satisfactory to Lender, a minimum thirty (30) day notice of cancellation.

• Lender’s satisfactory (in its, sole discretion) review of the Separation Agreement between Borrower and Louis E. Schaefer, Jr., including Registration of Rights Agreement and Employment Agreement.

•     Louis E. Schaefer, Jr. must enter into an agreement with Lender and Borrower (acceptable to Lender and Borrower) that provides that neither Louis E. Schafer, Jr. nor any person or entity directly or indirectly related to or affiliated with in any way Louis B. Schaefer, Jr., will (i) hold at any time in the aggregate more that 46% of the

November 30, 2007

      stock of Superior Offshore International, Inc. or more than 46% of the stock of any entity directly or indirectly related to Superior Offshore International, Inc., or (ii) interfere with, or attempt to control or direct, the operations, policies or management of Superior Offshore International, Inc. or any entity directly or indirectly related to Superior Offshore International, Inc. (whether by proxy consent or otherwise).

• Receipt of Covenant Violation Waivers from Chase Bank in form and substance satisfactory to Lender.

•     There shall not be any material adverse change in the financial or business condition of Borrower or any Guarantor between the date of this Commitment Letter and the Closing Date or the date of such advance. Without limiting the generality of the foregoing, any proceeding under the Bankruptcy Act of the United States or any other jurisdiction or any state insolvency or similar laws affecting or concerning the aforementioned entities, Whether voluntary or involuntary, shall be considered a material adverse change. The determination of what constitutes a material adverse change shall be determinable by Lender in its sole discretion.

Covenants:	The Loan Transaction documents shall contain such covenants as are usual and customary for companies of this size and nature, including among others:

• No material change in business without Lender’s consent.

• No additional liens on the vessels or other Collateral, except liens permitted by the vessel mortgage or otherwise permitted by the Loan Transaction documents.

• The vessels shall be insured to the satisfaction of Lender, such insurance to include Hull & Machinery, MII, War Risk, and P & I cover through underwriters / P & I clubs acceptable to Lender.

• Borrower and Guarantors shall maintain each item of Collateral in good mechanical condition and running order, replace any defective parts and repair any damage, normal wear and tear excepted.

• Cross default to all other senior indebtedness of the Credit Parties in excess of USD 5,000,000;

•     Borrower shall provide Lender with audited annual financial statements within 120 days of its year-end, and unaudited financial statements certified by its chief financial officer within 75 days of its quarter-end, in each case with a covenant compliance certificate certified by its chief financial officer.

• Further relevant financial information shall be provided as reasonably requested;

November 30, 2007

•     Other customary and usual covenants, including, without limitation, payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of Lender to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws and ERISA; further assurances; limitations on indebtedness and guarantee obligations, liens, transfers of any interest in subsidiaries, sale and leaseback transactions, investments, loans and advances, optional payments and modifications of subordinated and other debt instruments, transactions with affiliates, and changes in fiscal year.

Expenses:	All costs and expenses incurred by Lender in connection with the underwriting, documentation and closing of the Loan Transaction, including without limitation, outside counsel fees and expenses, costs of appraisals and surveys, UCC and other applicable public record filing fees and searches, travel expenses related to inspections and any other out-of-pocket expenses shall be paid by Borrower and Guarantors whether or not the Loan Transaction is consummated, the Facility is made available or definitive credit documents are executed in connection therewith.

Underwriting Fee:	Two percent (2.0%) of the Facility amount will be collected by Lender at closing as a fully-earned, non-refundable underwriting fee.

Assignment:	Lender or its successors or assigns may, from time to time, with or without notice to Borrower and in Lender’s sole discretion, sell, assign, transfer, or syndicate all or any part of its rights in connection with the Loan Transaction to any affiliate, or any bank, or other financial institution, provided, however, such transfer would not otherwise alter the terms and conditions of the final transaction documents or expand, enlarge or modify the obligations of Borrower or any Guarantor thereunder. Borrower agrees that Lender may disclose information regarding Borrower, Guarantors and the transaction contemplated hereunder to any such assignee or potential assignee provided any such assignee or potential assignee is informed by Lender of the confidential nature of any documents or information which Lender has otherwise agreed to keep confidential and agrees in writing to keep such information confidential.
SOI agrees to indemnify and hold harmless AIGCEF and its affiliates, and its and their shareholders, officers, directors and employees (each an “Indemnified Person”), from and against any and all claims, damages, liabilities, costs and expenses which may be incurred by or asserted against any such Indemnified Person in connection with or arising out of this Commitment Letter and the transactions contemplated hereby, other than any claims, damages, liability, costs and expenses resulting solely from such Indemnified Person’s gross negligence or willful misconduct.

November 30, 2007

SOI agrees that this Commitment Letter is for its confidential use only and that unless AIGCEF has otherwise consented, neither its existence nor the terms hereof shall be disclosed to any person or entity other than SOI’s directors, officers, employees, accountants, attorneys or other advisors who have a need to know such information, or as required by applicable law and compulsory process, and then only on the basis that it is not further disclosed. If this Commitment Letter is not accepted by SOI as provided below, please immediately return this letter (and any copies hereof) to the undersigned.
This Commitment Letter shall be governed by and construed in accordance with New York law without regard to its rules governing conflict of laws. AIGCEF AND SOT IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
This Commitment Letter is issued for SOI’s benefit only and no other person or entity may rely hereon. Neither AIGCEF nor any other Indemnified Person shall be responsible or liable to SOI or any other person for (i) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) any consequential damages which may be alleged as a result of this Commitment Letter or the Loan Transaction contemplated hereby.
This Commitment Letter may not be amended or waived except by an instrument in writing signed by AIGCEF and SOI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof This Commitment Letter sets forth the entire agreement between the parties as to the matters set forth herein and supersedes all prior communications, written or oral, with respect to the matters herein.
This Commitment Letter shall become valid and binding on the parties hereto upon SOI executing and delivering an originally executed copy of this Commitment Letter to AIGCEF no later than 5:00 p.m. Central Time on November 30, 2007, together with a fee in the amount of Five Hundred Thousand US Dollars (US$500,000.00) (the “Commitment Fee”). AIGCEF acknowledges that it has received US$200,000.00 as a proposal fee. Upon SOI’s execution and delivery of this Commitment Letter, said proposal fee will be applied to the balance of the Commitment Fee required herein. Should the Loan Transaction be consummated on or before the Expiration, Date (defined below), the balance of the Commitment Fee (less all expenses) shall be applied to SOI’s first payment due and owing with respect to the Loan Transaction. In the event the Loan Transaction is not consummated on or before the Expiration Date for any reason, the entire Commitment Fee shall be retained by AIGCEF as compensation for its rendering of this Commitment Letter, and shall be deemed fully earned by AIGCEF and NON-REFUNDABLE for any reason.

November 30, 2007

If timely accepted, this Commitment Letter shall continue in fall force and effect until 12:00 noon. Central Time January 31, 2008 (the “Expiration Date”). If the Loan Transaction is not consummated on or prior to the Expiration Date, this Commitment Letter shall expire and AIGCEF shall have no further obligation to fund any amount contemplated hereunder.
We look forward to funding the Loan Transaction quickly and appreciate the opportunity to service your needs.
Sincerely,
AIG COMMERCIAL EQUIPMENT FINANCE, INC.

By:	/s/ Kirk S. Phillips

Printed Name: Kirk S. Phillips
Title: Senior Vice President
AGREED AND ACCEPTED BY:
SUPERIOR OFFSHORE INTERNATIONAL, INC.

By:	/s/ Roger D. Burks

Printed Name: Roger D. Burks
Title: Executive Vice President, Chief Financial and Administrative Officer